SECURITIES AND EXCHANGE COMMISSION
             WASHINGTON, D.C.  20549

                    FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of
       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 22, 1997



           VANGUARD AIRLINES, INC.
(Exact name of registrant as specified in its charter)



DELAWARE                        0-27034                   48-1149290
(State or other                (Commission          (I.R.S. Employer
jurisdiction of                 File Number)         Identification No.)
 incorporation)


     30 N.W. Rome Circle, Mezzanine Level, Kansas City International
               Airport, Kansas City, Missouri 64153
                    (Address of principal executive offices including zip code) Registrant's telephone number, including area code (816) 243-2100




                                     Page 1 of 5
                               Exhibit at Page 4
                                           PAGE
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ITEM 5.   OTHER EVENTS.


          On July 22, 1997, Richard D. Pearson resigned from his position as a board member of Vanguard Airlines, Inc. (the "Company"). The Board of Directors will consider whether to fill the vacancy on the Board created by Mr. Pearson's resignation.

     This item is reported under Item 5 of this Form 8-K rather than
Item 6 because Mr. Pearson's resignation was not the result of a disagreement with the Company's operations, policies or practices.

      The Company issued a press release on July 28, 1997, announcing the resignation of Richard D. Pearson as a board member, a copy of which is attached hereto as Exhibit A.

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                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Kansas City, State of Missouri, on July 28, 1997.


                                   VANGUARD
AIRLINES, INC.




                              /S/ ROBERT J. SPANE

                                   Robert J. Spane
                                                  Chairman of the
Board, Chief Executive                                 Officer and President
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                    EXHIBIT A











NEWS RELEASE
30 NW Rome Circle                         July 28, 1997
Kansas City International Airport
 Kansas City, MO  64153
 (816) 243-2100

FOR IMMEDIATE RELEASE
Contact:  Lynne McAdoo (816) 243-2141


         RICHARD D. PEARSON RESIGNS FROM
           VANGUARD AIRLINES' BOARD OF
                    DIRECTORS


Kansas City, MO -- Vanguard Airlines, Inc. (OTC: VNGD) announced today that board member Richard D. Pearson resigned as of July 22, 1997 from its Board of Directors. Mr. Pearson resigned due to other business commitments. The Board of Directors is considering whether to fill the vacancy on the Board.

Mr. Pearson said, "It was a great pleasure serving on the Vanguard Board of Directors and I will continue to take great interest in the future of Vanguard."

Robert J. Spane, Chairman, Chief Executive Officer and President of Vanguard Airlines, said, "Richard Pearson has been a valuable member of Vanguard's Board of Directors since 1994 and we appreciate his continued support of Kansas City's Hometown Airline."

Vanguard Airlines, which began service in December 1994 and is headquartered in Kansas City, is a low-price, passenger airline providing convenient, scheduled jet service. Vanguard serves the following 12 cities: Atlanta, Chicago-Midway, Dallas/Ft. Worth, Denver, Des Moines, Kansas City, Las Vegas, Los Angeles, Minneapolis/St. Paul, Orlando, San Francisco and Tampa/St. Petersburg. Vanguard will discontinue service to Des Moines, Las Vegas, Los Angeles, Orlando and Tampa/St. Petersburg on September 2, 1997. Vanguard Airlines will initiate service to New York City-JFK on September 3, 1997. The Company employs approximately 500 people and currently operates a fleet of seven aircraft consisting of Boeing 737-200s.

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